Exhibit 99.1

Ur-Energy Releases 2021 Q1 Results

Littleton, Colorado (ACCESSWIRE – May 7, 2021) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2021, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedar.com.

Ur-Energy Chairman and CEO, Jeff Klenda said, “We are pleased with the regulatory approvals we recently received for our Lost Creek and Shirley Basin projects. These approvals reinforce our ability to expand production rapidly and cost-effectively in more than one location, setting us apart from others in our industry who face longer timelines and higher costs before realizing full production. Together, Lost Creek and Shirley Basin will continue to distinguish Ur-Energy as a leading low-cost uranium producer when we ramp-up. More so, these regulatory achievements demonstrate the professionalism and ingenuity of our management and staff, for whom we are most grateful.

“The Company is well funded, which allows us to maintain and strengthen our operational readiness. The next steps toward returning to full production include the establishment of the new national uranium reserve program. Congressionally funded for FY2021, the U.S. Department of Energy is working to implement the reserve program to purchase domestically sourced uranium to advance our energy and national security interests. We stand ready to respond to procurement requests with current and future Lost Creek and Shirley Basin production inventory.

“The growing bipartisan support for nuclear energy in the U.S. creates a strong foundation for our industry. We commend the Biden Administration for its commitment to addressing climate change with clean energy initiatives and recognizing that nuclear must be included as an essential part of the solution. Broad support for nuclear is evident when comparing the recommendations of the U.S. Nuclear Fuel Working Group report from April 2020 with the current priorities of this Administration. The striking similarity between the two signifies strong support for the reinvigoration of our industry and the long-term stability of the nuclear fuel cycle for decades to come.”

Financial Results
As of March 31, 2021, we had cash resources consisting of cash and cash equivalents of $17.6 million.

During the quarter, we closed an underwritten public offering of 14,722,200 common shares and accompanying one-half common share warrants to purchase up to 7,361,100 common shares, at a combined public offering price of $0.90 per common share and accompanying warrant. The warrants have an exercise price of $1.35 per whole common share and will expire three years from the date of issuance. We also granted the underwriters a 30-day option to purchase up to an additional 2,208,330 common shares and warrants to purchase up to 1,104,165 common shares on the same terms, which was exercised in full prior to closing. Including the exercised option, we issued a total of 16,930,530 common shares and 16,930,530 warrants to purchase up to 8,465,265 common shares. After fees and expenses of $1.3 million, net proceeds to the Company were approximately $13.9 million.

Lost Creek Operations
We continue to control production operations at Lost Creek at reduced levels. The reduced production levels have allowed us to make further operating cost reductions at Lost Creek, while continuing to conduct preventative maintenance and optimize processes in preparation for ramp up to full production rates. These preparations include advanced planning for the anticipated drilling and production well installation in our fully permitted Mine Unit 2 (“MU2”).

During the quarter, the Wyoming Uranium Recovery Program approved an amendment to the Lost Creek source material license to include recovery from our adjacent LC East Project (HJ and KM horizons). This license approval grants the Company access to six planned mine units in addition to the already licensed three mine units at Lost Creek. The approval also increases the license limit for annual plant production to 2.2 million pounds U3O8, which includes wellfield production of up to 1.2 million pounds U3O8 and toll processing up to one million pounds U3O8. The BLM previously completed its review and granted approval for this expansion. The Wyoming Department of Environmental Quality, Land Quality Division, continues its review of the application for amendment to the permit to mine. We anticipate that the permit to mine amendment to recover uranium in the LC East Project will be complete in 2021 H2.

2021 Continuing Guidance
Recognition of nuclear power’s role in achieving net-zero carbon emissions goals has resulted in a renewed interest in the uranium sector. The Paris Climate Agreement calls for net-zero carbon emissions by 2050 and the U.S. has rejoined the agreement under the Biden Administration, which is demonstrating support for the nuclear industry.

Our current cash position as of May 5, 2021, is 15.8 million. In addition to our strong cash position, we have nearly 285,000 pounds of finished, ready-to-sell inventory, worth $8.6 million at recent spot prices. Our financing in February 2021, from which we received net proceeds of approximately $13.9 million, provides us with adequate funds to maintain and enhance operational readiness, for possible future acquisitions, and for general working capital purposes, including the preservation of our existing inventory for higher prices.

In addition to the restructuring of the State Bond Loan, we implemented Company-wide cost-saving measures during 2020. Together, the restructuring and cost-saving measures are estimated to exceed $7 million and $4 million in calendar years 2021 and 2022, respectively.

In 2021, our technical and operational staff will continue to optimize processes and refine production plans to strengthen our operational readiness at the fully permitted Lost Creek mine and plant. After recent receipt of an approved license amendment, the Lost Creek facility now has the constructed and licensed capacity to process up to 2.2 million pounds of U3O8 per year and sufficient mineral resources to feed the processing plant for many years to come. We remain prepared to expand uranium production at Lost Creek to an annualized run rate of up to 1.2 million pounds. A ramp-up of production at Lost Creek would initially include further development work in the first two mine units, followed by the ten additional mining areas as defined in the Lost Creek Property Preliminary Economic Assessment, as amended.

Our long-tenured operational and professional staff have significant levels of experience and adaptability, which will allow for an easier transition back to full operations. Lost Creek operations can increase to full production rates in as little as six months following a go decision, simply by developing additional header houses within the fully permitted MU2. Development expenses during this six-month ramp up period are estimated to be approximately $14 million and are almost entirely related to MU2 drilling and header house construction costs. We are prepared to ramp up and to deliver our Lost Creek production inventory to the new national uranium reserve.

Additionally, with all major permits and authorizations for our Shirley Basin Project now in hand, we stand ready to construct at the mine site when market conditions warrant. We estimate up to nine years production at the project based upon the mineral resources reported in the Shirley Basin Preliminary Economic Assessment.

We will continue to closely monitor the uranium market and any actions or remedies resulting from the U.S. Nuclear Fuel Working Group’s report, the implementation of the uranium reserve program, or any further legislative actions, which may positively impact the uranium production industry. Until such time, we will continue to minimize costs and maximize the ‘runway’ to maintain our current operations and the operational readiness needed to ramp-up production when called upon.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged, and shipped approximately 2.6 million pounds from Lost Creek since the commencement of operations. Ur-Energy now has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur-Energy’s common shares is on the NYSE American under the symbol “URG.” Ur-Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado and its registered office is located in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT
Jeffrey Klenda, Chairman & CEO
866-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information
This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to control production operations at lower levels at Lost Creek in a safe and compliant manner; ability and timing to receive remaining permits and authorizations related to our LC East project; the timing to determine future development and construction priorities for Lost Creek and Shirley Basin, and the ability to rapidly and cost-effectively ramp-up production operations when market and other conditions warrant, and the life of mine and production results for each project; the ability of the Biden Administration to advance their climate change and clean energy agenda, its timing and whether meaningful changes for nuclear power positively affect the domestic uranium recovery industry and for what period of time; the timing and program details for establishment of the new national uranium reserve and continuing budget appropriations for program; and further implementation of recommendations from the U.S. Nuclear Fuel Working Group, including the timeline and scope of proposed remedies and related budget appropriations processes) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic, technical and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as "plans," "expects," "does not expect," "is expected," "is likely," "estimates," "intends," "anticipates," "does not anticipate," or "believes," or variations of the foregoing, or statements that certain actions, events or results "may," "could," "might" or "will be taken," "occur," "be achieved" or "have the potential to." All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; fluctuations in commodity prices; failure to establish estimated resources; the grade and recovery of mineral resources which are mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; changes in regulatory and legislative requirements; inflation; changes in exchange rates; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.